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             [LETTERHEAD OF GAMBRELL & STOLZ, L.L.P. APPEARS HERE]

                                October 7, 1996




WRITER'S DIRECT DIAL:                                                EXHIBIT 5.1
404/221-6508


Board of Directors
American Software, Inc.
470 East Paces Ferry Road
Atlanta, Georgia 30305

Gentlemen:

      We are familiar with the proceedings taken and proposed to be taken by American Software, Inc., a Georgia corporation (the "Company"), in connection with its Amended and Restated Incentive Stock Option Plan, its Amended and Restated Nonqualified Stock Option Plan, its Amended and Restated 1991 Employee Stock Option Plan and its Amended and Restated Director and Officer Stock Option Plan (collectively, the "Plans"), the granting of options to purchase $.10 par value Class A Common Shares of the Company (the "Shares") pursuant to the Plans and the issuance of the Shares upon exercise of such options. We understand that as of October 7, 1996 the aggregate number of Shares that may be issued after the date hereof pursuant to options granted under the Plans is 3,950,486.

      We have assisted in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 3,950,486 Shares reserved for issuance under the Plans. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary to express the opinions hereinafter set forth.

      Based upon the foregoing, we are of the opinion that:

      (1) The Company is a duly organized and legally existing corporation under the laws of the State of Georgia.

      (2) When options for the purchase of not more than 3,950,486 of the Shares have been granted to eligible employees under the Plans, without exceeding the limits of the individual
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      GAMBRELL & STOLZ, L.L.P.

      Board of Directors
      American Software, Inc.
      October 7, 1996
      Page 2.




      Plans, such options will be legally constituted and obligations of the Company in accordance with their terms.

             (3) When such 3,950,486 Shares have been delivered by the Company upon the exercise of options under the Plans against payment of the purchase price therefor, without exceeding the limits of the individual Plans, said Shares will be validly issued and outstanding, fully paid and nonassessable. This opinion assumes compliance with applicable federal and state securities laws and with proper corporate procedures regarding the issuance of the Shares.

                    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm included therein.

                                        Very truly yours,

                                        GAMBRELL & STOLZ, L.L.P.



                                        By: /s/ Henry D. Levi
                                           -----------------------------------
                                             a Partner